Exhibit 107.1

Calculation of Filling Fee Tables

Form S-4

(Form Type)

EUSHI FINANCE, INC.	EMERA US HOLDINGS INC.

(Exact Name of each Co-Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054	457(f)	$500,000,000	$500,000,000(1)	0.0001531	$76,550.00(2)
	Other	Guarantees of 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054	Other(3)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—
Total Offering Amount					$500,000,000	—	—
Total Fees Previously Paid					—	—	—
Total Fee Offsets					—	—	$76,550.00
Net Fee Due					—	—	$0.00
(1)	Represents the principal amount of the series of notes to be offered in the exchange offer to which the registration statement relates.

(2)	Calculated in accordance with Rule 457(f) of the Securities Act of 1944, as amended.

(3)	No separate consideration will be received for the Guarantees of 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 being registered hereby. As a result, in accordance with Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is payable with respect to the guarantees.

Table 2: Fee Offset Claims & Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with the Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(b) and 0-11(a)(2)
Fee Offset Claim	EUSHI Finance, Inc.	F-10	333-283251	November 15, 2024	—	$76,550.00	Debt	7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054	Debt	$500,000,000	—
Fee Offset Sources	EUSHI Finance, Inc.	F-10	333-283251		November 27, 2024	—	—	—	—	—	$76,550.009(1)
(1)	EUSHI Finance, Inc., as issuer, previously paid a registration fee of $76,550.00 in connection with its registration of $500,000,000 in maximum aggregate offering price of the 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 on a registration statement on Form F-10 (File No. 333-283251-01), initially filed with the Securities and Exchange Commission (the “Commission”) on November 15, 2024, which registration statement has been withdrawn by the registrant (the “Withdrawn Registration Statement”). No securities were offered, sold or issued under the Withdrawn Registration Statement. Pursuant to Rule 457(p) under the Securities Act, EUSHI Finance, Inc. is offsetting the entire $76,550.00 of the previous registration fee paid under the Withdrawn Registration Statement against the total registration fee of $76,550.00 due herewith. As a result, no registration fee is payable in connection with this Form S-4.